Exhibit 99.1

Contacts:	Investor Relations	Media Relations
	Derrick Nueman	Mike Boccio - Sloane & Company
	408-519-9677	212-446-1867
	dnueman@tivo.com	mboccio@sloanepr.com

TIVO ANNOUNCES PROPOSED PRIVATE OFFERING
OF $120 MILLION CONVERTIBLE SENIOR NOTES

ALVISO, Calif. - March 8, 2011 - TiVo Inc. (NASDAQ: TIVO) announced today that it intends to offer, subject to market and other conditions, of $120 million aggregate principal amount of Convertible Senior Notes due 2016 in a private offering. The notes will be offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended. TiVo also expects to grant the initial purchaser of the notes an over-allotment option to purchase up to an additional $18 million aggregate principal amount of notes.
The notes will be convertible, at the option of the holders, into shares of TiVo's common stock. The interest rate, conversion rate and offering price are to be determined by negotiations between TiVo and the initial purchaser of the notes.
TiVo intends to use the net proceeds from the sale of the notes to fund intellectual property litigation and research and development spending and for general corporate purposes, which may include funding sales and marketing expenses, increasing working capital, making capital expenditures and potentially for strategic acquisitions.
This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
The notes and any common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or under any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, the offering of the notes and the associated use of proceeds. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, "believe," "expect," "may," "will," "intend," "estimate," "continue," or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, adverse litigation outcomes, as well as the other potential factors described under "Risk Factors" in the Company's public reports filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2010, Quarterly Reports on Form 10-Q for periods ended April 30, 2010, July 31, 2010, and October 31, 2010, and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.